EXHIBIT 4(g)

                              MASTER LOAN AGREEMENT
                              ---------------------
                          Dated Effective July 31, 2000


     This Loan Agreement dated effective July 31, 2000, is by and between AMREP SOUTHWEST, INC. ("Borrower"), a New Mexico corporation, and WELLS FARGO BANK NEW MEXICO, N.A. ("Bank"), a state banking corporation.

     This Agreement is made and executed upon the terms and conditions contained or referenced herein. All previous, new, or future loans or financial accommodations by the Bank to the Borrower are subject to this Agreement. Borrower understands and agrees that:

     (a) In granting, renewing, or extending any Loan, the Bank is relying upon Borrower's representations, warranties, and agreements as set forth in this Agreement and the financial and other information provided to the Bank by or on behalf of the Borrower;

     (b) The granting, renewing, or extending of any Loan by the Bank shall at all times be subject to the Bank's sole judgment and discretion. Advances and disbursements on notes or commitments specified in this Agreement will be made provided the Borrower has satisfied all requirements and conditions required by this Agreement or any exhibit hereto for such grant have been satisfied; and

     (c) All such Loans shall be and shall remain subject to the terms of this Agreement. This Agreement shall continue to be in full force and effect between the parties until all Loans by the Bank to the Borrower, including all extensions, renewals, replacements, substitutions, and modifications thereof are paid in full.

     (d) Maximum Aggregate Outstanding Balance. Notwithstanding any provision of this Agreement or any Related Document to the contrary, Lender has no obligation to make any advances, draws, loan or loans to Borrower in excess of $20,870,000, in the aggregate maximum principal amount.

     (e) Prior Agreements Replaced. This Agreement replaces all existing agreements, commitments, and loan agreements between the Borrower and the Bank including the Master Loan Agreement dated effective February 26, 1999, including all amendments to that prior loan agreement.

     (f) Existing Notes and Requested Financing. The Borrower has requested that the Bank restructure its credit facilities to continue, extend, or modify certain existing credits and to grant new credits, increase, extend, or modify certain existing notes and commitments as described in this Agreement.

     SECTION I - DEFINITIONS.
     ------------------------
     As used in this Agreement, the following terms shall have the respective meanings indicated:

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     1.01 Agreement means this Master Loan Agreement.

     1.02 Bank means Wells Fargo Bank New Mexico, N.A. (formerly known as Norwest Bank New Mexico, N.A.) and its successors and assigns.

     1.03 Borrower means Amrep Southwest, Inc., a New Mexico corporation and its successors and assigns.

     1.04 Borrower's Resolutions means the resolutions duly adopted by the Board of Directors of the Borrower dated July 17, 2000, authorizing execution and delivery of the Loan Documents, a copy of which is attached as Exhibit 1.04.

     1.05 Business Day means a day when the Bank is open for business.

     1.06 Closing Date means July 31, 2000.

     1.07 Collateral means all collateral, liens, assignments, mortgages, security interests, and other rights, presently in connection with the Loan, or hereafter, created or signed by or in favor of Borrower to the Bank in order to secure performance and/or repayment of the Loan.

     1.08 Collateral Documents means any and all documents executed by or on behalf of the Borrower, any guarantor, or any party having any right, title or interest in any Collateral which evidences, grants, creates, assigns, or perfects any interest in the Collateral in favor of Bank.

     1.09 Governmental Authority means the United States of America; the State of New Mexico; any political subdivision of any of the foregoing and any agency, department, commission, board, bureau or instrumentality of any of them which now or hereafter exercises jurisdiction over the Borrower.

     1.10 Guaranty means the Commercial Guaranty of Borrower's parent company Amrep Corp., an Oklahoma corporation, in the form attached as Exhibit 1.10.

     1.11 Indebtedness means and includes without limitation all loans, notes, obligations, debts, and liabilities of the Borrower to the Bank, as well as all claims by the Bank against the Borrower pursuant to any Loan Document; whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated; where the Borrower may be liable individually or jointly with others; where the Borrower may be obligated as a guarantor, surety or otherwise.

     1.12 Loan(s) means all indebtedness of the Borrower to the Bank, when advanced pursuant to the terms of this Agreement or otherwise, and including the Note(s).

     1.13 Loan Documents means this Agreement and all exhibits, Notes, Collateral Documents, and all other liens, lien interests, and instruments (and including all exhibits thereto), executed pursuant hereto or in connection with or as security for the payment of the Obligations or for performance of the Borrower's obligations under this Agreement, or for both such payment and performance and all renewals, extensions, modifications and amendments of any of the foregoing.

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     1.14 Loan Fees means the loan fees  payable by Borrower to Bank at closing, plus Bank's attorneys' fees and costs and other fees incurred by the Bank in initiating and/or enforcing its rights under the Loan Documents.

     1.15 Note(s) collectively means all notes existing, executed in conjunction with the closing or hereafter executed and delivered by the Borrower to the Bank together with all extensions, amendments, modifications, revisions, replacements, and substitutions thereof permitted by the Bank, including but not limited to:

     (a) The "$4,000,000 Revolving Line of Credit Note" in the maximum principal amount of $4,000,000, a proposed copy of which is attached as Exhibit 1.15(a).

     (b) The proposed "$6,385,000 Offsite Development Note" in the maximum aggregate principal amount of $6,385,000, in form acceptable to the Bank. When executed, a copy of such note will become Exhibit 1.15(b).

     (c) The proposed "$2,000,000 Unit 13B On-Site Development Note" in the maximum aggregate principal amount of $2,000,000, in form acceptable to the Bank. When executed, a copy of such note will become Exhibit 1.15(c).

     (d) The "$6,000,000 Receivables Financing Note" , in the maximum principal amount of $6,000,000, maturing September 30, 2001, in form acceptable to the Bank. When executed, a copy of such note will become Exhibit 1.15(d).

     (e) The "$502,000 Letter of Credit Commitment" to fund letters of credit, not to exceed the aggregate amount of $502,000, issued to secure Borrower's construction obligations to the Town of Parker, Colorado or the Parker Water and Sanitation District in Parker, Colorado with current outstanding letters of credit totaling approximately $218,124.

     (f) The "$100,000 Non-Revolving Standby Letter of Credit" dated October 21, 1998, as amended, in the maximum principal amount of $100,000, expiring October 31, 2001, in favor of HOW Insurance Company, a copy of which is attached as Exhibit 1.15(f).

     (g) The "Commerce Center Note" dated April 29, 1998, and renewed April 29, 1999, in the original principal amount of $8,220,000, with a current outstanding principal balance of approximately $455,024, maturing April 29, 2001, a copy of which is attached as Exhibit 1.15(g).

     (h) The "1,500,000 Interim Note" dated July 17, 2000 maturing August 17, 2000, a copy of which is attached as Exhibit 1.15(h).

     1.16 Obligations means all obligations of the Borrower:

     (a) To pay the principal of, and interest on all Loan(s), each Note and any Renewal Note in accordance with their respective terms, now existing or existing in the future, and to all other Indebtedness of Borrower to the Bank.

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     (b)  To reimburse the Bank, on demand,  for all of the Bank's  expenses and costs, including the reasonable fees and expenses of its counsel, in connection with maintenance and protection of any Collateral, the
          initiation,   amendment,  modification  or  enforcement  of  the  Loan
          Documents and any documents evidencing or relating to a Renewal Note, including, without limitation, any proceeding brought or threatened to enforce payment of any of the Obligations, if the Bank prevails against the Borrower in litigation to enforce such payment.

     1.17 Organizational Documents means copies of the current Articles of Incorporation and Bylaws of the Borrower and all amendments thereto, and evidence satisfactory to the Bank that the Borrower is a corporation in good standing in the State of New Mexico.

     1.18 Person means any individual, partnership, corporation or other business entity or organization.

     1.19 Renewal Note means any promissory note executed and delivered by the Borrower to the Bank in connection with a renewal, extension, modification, amendment, revision, replacement or substitution of any Note described or referenced in this Agreement.

SECTION II - THE LOANS.
-----------------------
     2.01 The Loan. The Notes listed as Exhibits in Section 1.15 are, at closing, the only Notes outstanding to the Bank from the Borrower, or proposed to be made by the Bank to the Borrower,. and no other notes, loans, extensions of credit or advances are to be made except advances on certain of the Notes as described in this Agreement, including the exhibits. Except as specifically described in this Agreement or the Exhibits to this Agreement, there are no commitments or promises to loan or fund any other loans or extensions of credit to the Borrower, express or implied.

     2.02 Security for Payment and Performance. The Collateral is given to secure the Loans and is and will be used as security for any and all other obligations of Borrower to the Bank, whether now existing or hereafter arising. Repayment and performance of the Obligations is secured by the Collateral Documents, including, but not limited to the following:

     (a)  Real Estate  Mortgage  dated July 31,  2000,  in the form  attached as
          Exhibit 2.02(a) granting a mortgage lien on various parcels of commercial property in Rio Rancho, New Mexico, and various parcels in the Enchanted Hills subdivision of Rio Rancho, New Mexico as described therein (the " Mortgage").

     (b)  The Commercial Guaranty of Amrep Corp., a copy of which is attached as
          Exhibit 1.10 as limited by the letter dated July 25, 2000, from the Bank to Guarantor, a copy of which is attached as Exhibit 1.10(a).

     (c) Any Certificates of Deposit or other security for any letters of credit issued by the Bank on Borrower's behalf, and

     (d) All other Collateral previously, now, or hereafter assigned, pledged, mortgaged or granted to the Bank to secure repayment of the Loan.

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     2.03  Right of Setoff.  Collateral  includes  the  Bank's  right of set-off against any balance or share belonging to Borrower of any deposit or other account with the Bank, notwithstanding any other security for the Loans.

     2.04 Collateral; Deficiency. All security held by the Bank under the terms of this Agreement and the other Loan Documents shall be available as Collateral for the Loans and may be applied to satisfy the Borrower's Obligations and to otherwise perform its duties and obligations under the Loan Documents. The Borrower shall remain liable for any deficiency remaining after such application.

     2.05 Interest on the Notes. Interest shall accrue at the rate specified in the Note. The Bank may, at its option, calculate and charge interest as though each payment is made on the payment due date with principal reductions effective as of the date of receipt.

     2.06 Repayment of the Notes. Each Note shall be due and payable on the dates specified in the Note and in accordance with the terms thereof. All payments shall be paid directly to the Bank in immediately available funds. Upon any Event of Default, the Bank may charge any deposit account of Borrower for all or any part of the Obligations due or declared due. The records maintained by the Bank shall be deemed to be evidence of the date of and amount of each payment on the Note and the other Obligations. Upon an Event of Default payments may be applied to any Note(s) in such amounts and in such order or priority as the Bank deems necessary.

     2.07 Renewals, Extensions, Additional Loans. Each Note, Line, and Letter of Credit referenced in this Agreement contains its own repayment terms and maturity. Borrower acknowledges the enforceability of such specific terms and acknowledges that there is no agreement, representation, or assurance by the Bank that a renewal, extension, or modification of any note or loan, if such request is made by the Borrower, would be considered or approved by the Bank. Should Borrower, at any future date, request the renewal, extension, or modification of any note or loan, the decision whether to grant or allow such request shall be at the Bank's sole discretion, the Bank has no obligation or duty to the Borrower to grant such request(s) if made, and shall have no liability to the Borrower or to any other person if it declines, for any reason, to approve any such request. This Agreement shall apply to and shall control as to any subsequent renewal, extension, modification, note, loan, or other extension of credit by the Bank to the Borrower, unless specific contrary language, referencing that this Agreement does not apply, is contained in such subsequent note.

SECTION III -  COLLATERAL  REQUIREMENTS;  APPRAISALS;  DISBURSEMENT  PROCEDURES;
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RELEASE PROVISIONS; PAYMENTS.
-----------------------------
     3.01 Provided no Event of Default exists, disbursements payments and lot releases shall be governed by this Agreement and the following exhibits, applicable to the Notes identified, which contain various note specific requirements including; the Borrower maintain minimum collateral requirements, entitle the Borrower to release of collateral and require Borrower to make payment on the Notes:

     (a) Exhibit 3.01(a) - Disbursement Procedures, $4,000,000 Revolving Line of Credit Note;

     (b)  Exhibit  3.01(b)  -  Disbursement   Procedures,   $6,385,000   Offsite
          Development Note;

     (c) Exhibit 3.01(c) - Disbursement Procedures, $2,000,000 Unit 13B On-Site Development Note;

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     (d)  Exhibit  3.01(d)  -  Disbursement  Procedure,  $6,000,000  Receivables
          Financing Note;

     (e) Exhibit 3.01(e) - Procedures for issuing letters of credit under the $502,000 Letter of Credit Commitment to issue letters of credit for Borrower's construction obligations to the Town of Parker or the Parker Water and Sanitation District in Parker, Colorado;

     (f)  No Exhibit.

     (g) Exhibit 3.01(g) - Release Provisions for the $8,220,000 Commerce Center Note; and

     (h)  Exhibit 3.01 (h) - Disbursement Procedures, $1,500,000 Interim Note.

     3.02 Appraisals. The value of the real property subject to the Enchanted Hills Mortgage and the Commercial Lots Mortgage is, at the Closing Date, being appraised as required by the Bank's credit policies and applicable regulatory requirements. Such appraisals on the various parcels are expected to be received over the next 30 days and upon receipt, must be reviewed for adequacy and compliance with the Bank's internal requirements and applicable regulatory compliance. As the appraisals are received, reviewed, and confirmed to have met such requirements, the value of each appraised parcel may support advances on certain Notes as follows, subject also to the requirements of the Disbursement Procedures for such Note:

     (a) $4,000,000 Revolving Line of Credit Note. Advances on this Note, based on the appraised value of the Commercial Lots Mortgage parcels are controlled by Exhibit 3.01(a).

     (b) $6,385,000 Off-Site Development Note and $2,000,000 On Site Development Note. These Notes will be executed and delivered to the Bank after the effective date of this Agreement. Advances on such notes will be made only after receipt, review, and approval by the Bank of the appraisals on the Mortgage property, and will be governed by Exhibits 3.01(b) and (c) respectively.

     3.03 Cessation of Advances. Notwithstanding any of the foregoing, any agreement to fund or make advances under any Note or any commitment to make any additional Loan to Borrower, whether under this Agreement or under any other agreement, the Bank shall have no obligation to make or fund advances under any Note nor to fund any other commitment if:

     (a) Borrower or any Guarantor is in default under the terms of this Agreement, any Loan Document, or any other agreement that Borrower or Guarantor has with the Bank;

     (b)  Borrower  or  Guarantor  becomes   insolvent,   files  a  petition  in
          bankruptcy or similar proceedings, or is adjudged a bankrupt;

     (c) There occurs a material adverse change in Borrower's financial condition, in the financial condition of any Guarantor, or in the value of any Collateral securing any Loan;

     (d) Any Guarantor seeks, claims or otherwise attempts to limit, modify or revoke the legal enforceability of Guarantor's guaranty of the Loan or any other loan with the Bank;

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

     (e) The Bank receives any stop notice pursuant to the Stop Notice Act or any lien, in excess of $50,000, is filed by any subcontractor or supplier on any real property which is Collateral for this Loan; or

     (f) The Bank in good faith deems itself insecure even though no Event of Default shall have occurred. Any election or agreement by the Bank to fund any advance or disbursement despite any of the foregoing shall not operate to waive, limit, or modify this provision, nor create any obligation or duty upon the Bank to honor any other concurrent or subsequent funding requests occurring during an Event of Default.

     3.04 Release Provisions; Payments. The release of lots or parcels from the Mortgage are subject to the requirements of the exhibits listed in subsection 3.01, above. Payments of principal and interest on each Note are due and payable as specified in the Note; additional payments on a Note may be required by applicable exhibits listed in subsection 3.01.

SECTION IV. COVENANTS, REPRESENTATIONS, REQUIREMENTS, AND RESTRICTIONS.
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     The Borrower represents, warrants, covenants and agrees that:

     4.01 Corporate Status. The Borrower is a duly organized and validly existing corporation in good standing and duly authorized to carry on its business in the State of New Mexico as now conducted and to enter into and perform its obligations under this Agreement and each of the Loan Documents.

     4.02 Maintenance of Status. The Borrower will maintain its existence as a corporation which is duly authorized to do business in the State of New Mexico, will comply with all statutes and rules and regulations applicable to its organization and existence and its business in New Mexico or elsewhere, and will maintain its properties and other assets in good condition.

     4.03 Due Authorization. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action by the Borrower and its Board of Directors.

     4.04 Validity and Binding Effect. The Loan Documents have been duly and validly executed, issued and delivered by the Borrower and constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their terms except as may be limited by bankruptcy, insolvency, reorganization or other similar laws related to or affecting enforcement of creditors' rights.

     4.05 Compliance. The execution and delivery by the Borrower of the Loan Documents and compliance by the Borrower with the terms thereof will not violate
(i) any law or regulation, including but not limited to any securities law or regulation, (ii) Borrower's Organizational Documents or (iii) any other instrument or agreement binding upon the Borrower.

     4.06 Impositions. The Borrower will comply with all legal requirements and will pay all taxes, assessments, governmental charges and other obligations which, if unpaid, might become a lien against the Borrower's property, except


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

liabilities being contested in good faith and against which, if requested by the Bank, the Borrower will set up reserves to satisfy such obligations as they become due.

     4.07 Expenses and Loan Fees. The Borrower will pay on behalf of the Bank or reimburse the Bank directly for all reasonable out-of-pocket expenses incurred by the Bank before and after closing in connection with the Loan, including but not limited to, charges and disbursements for appraisals, title insurance, recording fees, environmental studies, and the Bank's legal fees. The Borrower will also pay at the date of the first advance on each of the following Notes, non-refundable loan fees in the following amount for such Note; $10,000 for the $4,000,000 Revolving Line of Credit Note, $17,200 for the $6,385,000 Offsite Development Note, and $10,000 for the $2,000,000 Unit 13B On-Site Development Note.

     4.08 Accuracy of Representations. No certificate, statement, document, valuation, financial or other information delivered by or on behalf of Borrower to the Bank in connection herewith or in connection with the Loan contains any untrue statement of a material fact or fails to state any material fact necessary to keep such information from being misleading. Borrower represents and warrants all financial and other information hereafter furnished to the Bank will be materially accurate and complete and acknowledges that such information will be submitted to the Bank with the intent that the Bank will rely upon such information.

     4.09 Financial Information, Ratios, and Other Information. So long as any Loans remain outstanding, the Borrower will furnish, or cause to be furnished, to the Bank financial information at such frequency and in form as required by the Bank and will observe the following requirements:

     (a) Quarterly Form 10-Q reports filed by Amrep Corporation pursuant to the Securities Exchange Act of 1934. Said reports to be provided within 15 days after each filing with the Securities Exchange Commission.

     (b) Annual Form 10-K reports filed by Amrep Corporation pursuant to the Securities Exchange Act of 1934. Said reports to be provided within 15 days after each filing with the Securities Exchange Commission.

     (c) Annual audited consolidated financial statements of Amrep Corporation, audited by Arthur Anderson and Company or other national accounting firm acceptable to the Bank, within 15 days after Amrep Corporation's receipt of each financial statement.

     (d) Quarterly consolidating financial statements and such supporting documentation as Bank may require of AMREP Corporation and all subsidiaries, within 60 days after the end of each fiscal quarter.

     (e) Quarterly financial statements of the Borrower and such supporting documentation as the Bank may require, within 60 days after the end of each fiscal quarter.

     (f) Annual audited financial statements, and such supporting documentation as the Bank may require of the Borrower, within 15 days of receipt by the Borrower and in no event more than 150 days after Borrower's fiscal year-end.

     (g) Such other financial and other information as the Bank may reasonably require.

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

     (h) Borrower and/or Guarantor shall perform, observe, and comply with the provisions contained in Exhibit 4.09(h).

     4.10 Collateral Title, Liens. Borrower shall, at its own expense, take any and all actions necessary to remove any encumbrances or clouds upon title to the Collateral, except those agreed to in writing by the Bank; and Borrower shall keep the Collateral free and clear of such encumbrances or clouds upon title, except those agreed to in writing by the Bank.

     4.11 Solvency. The Borrower is solvent, and has no actual knowledge that there are any proceedings, pending or threatened against it, which could materially adversely affect its financial condition or its ability to timely perform all Obligations, nor are there any governmental or any judicial proceedings of any kind pending or threatened against it except as disclosed to the Bank in writing prior to closing.

     4.12 No Misrepresentation. No certificate, statement, information or documents delivered by or on behalf of the Borrower or any guarantor, to the Bank in connection with this Agreement or in connection with the Loan contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained in this Agreement from being misleading.

     4.13 Collateral Free and Clear. The Collateral is free and clear of any adverse liens, restrictions or limitations including any restriction from transfer except those that have been disclosed to the Bank in writing prior to closing.

     4.14 Notice to Bank of Adverse Claims. The Borrower will promptly notify the Bank of (i) any litigation or any claim or controversy which might be the subject of litigation against the Borrower affecting any of the Collateral, if such litigation or potential litigation might, in the event of an unfavorable outcome, have a material adverse effect on such entity's financial condition or on the Bank's lien or security interest in the Collateral or might cause an Event of Default; (ii) any material adverse change in the financial condition or business of the Borrower; (iii) any other matter which in the opinion of the Borrower might materially adversely affect the financial condition of the Borrower; and/or (iv) the occurrence of any Event of Default.

     4.15 Records. The Borrower will keep accurate records, in accordance with generally accepted accounting principles, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined and, at the Bank's reasonable request, make such records available for the Bank's inspection and permit the Bank to make and retain copies thereof.

     4.16 Payment of Wages. The Borrower shall pay all wages and payroll taxes (federal, state and local) as they become due and shall comply with all applicable federal, state and local labor laws.

     4.17 Further Assurances. Throughout the term of the Loan, Borrower and any guarantor shall take whatever action is deemed by the Bank to be reasonably necessary to preserve and/or protect the Bank's lien on the Collateral, including, without limitation, executing additional documents.

     4.18 No Assignment. The Borrower may not without the Bank's prior written consent , assign the Loan ,the Loan proceeds or the Borrower's rights under the Loan Documents. Any such assignment without such consent shall be void.

     4.19 Hazardous Substances. The terms "hazardous substance", "disposal", "release", and "threatened release", as used in this Agreement, shall have the same meanings as set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub.
L. No. 99-499 ("SARA"),  the Hazardous  Materials  Transportation Act, 49 U.S.C.
Section 1801,  et seq.,  the Resource  Conservation  and Recovery Act, 49 U.S.C.
Section 6901, et seq., or other applicable state or Federal laws, rules, or regulations adopted pursuant to any of the foregoing. Except as disclosed to and acknowledged by the Bank in writing, Borrower represents and warrants that:

     (a) During the period of Borrower's ownership of the Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance by any person on, under, or about any of the Collateral.

     (b) Borrower has no knowledge of, or reason to believe that there has been:

          (i) any use, generation, manufacture, storage, treatment, disposal, release, or threatened release of any hazardous waste or substance by any prior owners or occupants of any of the Collateral, or

          (ii) any actual or threatened litigation or claims of any kind by any person relating to such matters.

     (c) Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of, or release any hazardous waste or substance on, under, or about any of the Collateral. Borrower authorizes the Bank and its agents to enter upon the Collateral to make such inspections and tests as the Bank may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by the Bank shall be for the Bank's purposes only and shall not be construed to create any responsibility or liability on the part of the Bank to Borrower or to any other person.

          Borrower hereby:

          (i) releases and waives any future claims against the Bank for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs (excluding any cost incurred due to any hazard caused by the Bank, its successors, or assigns) under any such laws, and

          (ii) agrees to indemnify and hold harmless the Bank against any and all claims, losses, liabilities, damages, penalties, and expenses which the Bank may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release occurring prior to Borrower's ownership or interest in the Collateral, whether or not the same was or should have been known to Borrower.

     The provisions of this section of the Agreement, including the obligation to indemnify, shall survive the payment of the indebtedness and the satisfaction of this Agreement and shall not be affected by the Bank's acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.

     4.20 Insurance. Maintain fire and other risk insurance, public liability insurance, and such other insurance as the Bank may require with respect to Borrower's properties and operations, in form, amounts, coverages and with insurance companies reasonably acceptable to the Bank. Borrower, upon request of the Bank, will deliver to the Bank from time to time the policies or certificates of insurance in form satisfactory to the Bank, including stipulations that coverages will not be canceled or diminished without at least ten (10) days' prior written notice to the Bank. In connection with all policies covering assets in which the Bank holds or is offered a security interest for the Loans, Borrower will provide the Bank with such loss payable or other endorsements as Lender may require.

     4.21 Notification of Additional Debt to Borrowers. The Borrower shall notify the Bank in writing within ten (10) business days of incurring any new indebtedness in excess of $1,000,000, individually or in the aggregate, including any written or other contractual commitment to loan the Borrower such amount(s).

SECTION V - CLOSING CONDITIONS; TITLE INSURANCE.
------------------------------------------------
     5.01 Conditions Precedent to Closing. The Bank shall not be obligated to close the Loan unless all of the following conditions shall be satisfied at the time of such advance, or current compliance with such condition shall have been waived in writing by the Bank and unless all warranties were substantially true, correct and accurate at the time made and remain so through closing;

          (a) The Loan Documents and Other Items. The Bank shall have received original, properly executed Loan Documents and other documents or items, including:

               (1)  This Agreement;

               (2)  The Notes, Exhibits 1.15(a-h);

               (3)  The Borrower's Resolution;

               (4)  The Collateral Documents described in Section II.

          (b) No Default. There shall be no Event of Default under any existing Notes or any Loan Documents.

          (c) No Potential Default. No event shall have occurred which, with notice or lapse of time or both, would constitute an Event of Default under any Loan Documents, unless such potential default shall have been cured to the satisfaction of Bank prior to the ripening of such potential default into actual default.

          (d) Fulfillment of Conditions. The Borrower shall have satisfied all conditions for the advance and the Borrower shall be in current compliance with all of its covenants, agreements and obligations under any Loan Documents.

     5.02 Title Insurance. The Bank, in addition to any requirements necessary to any disbursement or advance allowed under this Agreement (and any Exhibit) may require, prior to any advance or disbursement, ALTA Mortgagee's policies of title insurance, insuring a first lien position on the mortgages referenced in
Section II, including policy endorsements insuring all advances under the Loan. Such coverage shall include, as necessary, coverage for the revolving or multiple advance Notes contemplated in this Agreement.

 SECTION VI - DEFAULT AND REMEDIES.
 ----------------------------------
     6.01 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

          (a) Default on Indebtedness - Failure of Borrower to make any payment on any Note within five (5) days of the date due.

          (b) Other Defaults - Failure of Borrower to comply with or to perform any other terms, obligations, requirements, restrictions, covenants or conditions contained in this Agreement or in any Note or any Loan Document, or failure of Borrower to comply with or to perform any other term, obligation, covenant or condition contained in any other agreement between Bank and Borrower (other than payment of a monetary amount required on any Note), or between the Borrower and any other creditor or lender, within fifteen (15) days of the date due unless such failure cannot reasonably be cured within fifteen days, Borrower is diligently pursuing the cure, and neither timely repayment of the Loan nor the value, security or marketability of the Collateral is impaired.

          (c) False Statements - Any warranty, representation, or statement made or furnished to Bank by or on behalf of Borrower or any Guarantor under this Agreement or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished.

          (d)  Defective  Collateralization  -  This  Agreement  or  any  of the
               Related Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

          (e) Insolvency - The dissolution or termination of Borrower's existence as a going business, insolvency, appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

          (f) Creditor Proceedings - Commencement of any collection action, collection suit, garnishment, attachment, levy, or foreclosure, whether by judicial process, self-help, repossession, or other method, by any creditor of Borrower or of the Guarantor seeking to collect an amount or claim in excess of $100,000.00 or seeking to foreclose or execute against or place a lien upon the Collateral. The Borrower shall give the Bank written notice of the occurrence of any such claim or action; such event shall not be an Event of Default if the Borrower has provided the Bank with information, assurances, or other necessary protection by which the Bank can reasonably determine that such claim against the Borrower or Guarantor does not impair timely repayment of the Loan, nor impair the Collateral.

          (g) Stop Notices or Lien Claims - The Bank receives any stop notice pursuant to the Stop Notice Act or any lien, in excess of $50,000, is filed by any subcontractor or supplier on any real property which is Collateral for this Loan.

          (h) Events Affecting Guarantor - Any of the preceding events occurs with respect to the Guarantor.

          (i)  Insecurity - Bank, in good faith, deems itself insecure.

     6.02 Remedies Upon Default. Upon the occurrence of any Event of Default, the Bank may forthwith or at any time during such default or events, without notice to the Borrower declare, the unpaid balance of the Obligations, including all principal and all interest then accrued, to be immediately due and payable; and the Obligations shall become and be immediately due and payable without presentment, notice of protest or other notice of dishonor or of any other kind of notice whatsoever, including, without limitation, notice of default, notice of intent to accelerate and notice of acceleration, all of which are hereby expressly waived by Borrower; and the Bank may immediately enforce its rights under the Loan Documents; and may exercise all rights available to it in law or equity including all rights available under this Agreement or under the other Loan Documents.

SECTION VII - MISCELLANEOUS.
----------------------------
     7.01 Execution and Form of Documents. Each written instrument required by this Agreement or any of the other Loan Documents to be furnished to the Bank shall be duly executed by the person or persons specified (or where no particular person is specified, by such person as the Bank shall require), duly acknowledged where required by the Bank and, in the case of affidavits and similar sworn instruments, duly sworn to and subscribed before a notary public duly authorized to act in the premises by Governmental Authority; shall be furnished to the Bank in one or more copies as required by the Bank; shall be in such form and of such substance as shall be effective, in the judgment of the Bank, to accomplish the results intended by such instrument; and shall in all respects be in form and substance satisfactory to the Bank and to its legal counsel.

     7.02 Form of Evidence of Facts. Where evidence of the existence or nonexistence of any fact is required by this Agreement or any of the other Loan Documents to be furnished to the Bank, such evidence shall in all respects be in form and substance reasonably satisfactory to the Bank, and the duty to furnish such evidence shall not be considered satisfied until the Bank shall have acknowledged, in writing, that it is satisfied therewith; provided that, if the Bank fails to so acknowledge within sixty (60) days after receipt of such evidence, it shall be deemed to be satisfied therewith.

     7.03 Assignment of Loan Proceeds. Borrower hereby irrevocably assigns to the Bank and grants a security interest to the Bank in and to its right, title and interest in (a) all Loan proceeds held by the Bank, whether or not disbursed and (b) all funds deposited by the Borrower with the Bank either under this Agreement or otherwise.

     7.04 Severability. If any item, term or provision contained in the Loan Documents is in conflict, or may hereafter be held to be in conflict with the laws of the United States or the State of New Mexico, as applicable, or any political subdivision of any of them, then only the documents containing such provision shall be affected and it shall be affected only as to such particular item, term or provision and shall in all other respects remain in full force and effect.

     7.05 No Waiver. No course of dealing between the Bank and the Borrower or any guarantor, or any delay on the part of the Bank in exercising any rights hereunder or under the Loan Documents shall operate as a waiver of any rights of the Bank, except to the extent, if any, expressly waived in writing by the Bank.

     7.06 Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in any certificates or other documents or instruments delivered pursuant to this Agreement shall survive the making by the Bank of the Loan and the execution and delivery of the Loan Documents, and shall continue in full force and effect until the Obligations are paid in full.

     7.07 Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by hand delivery, facsimile transmission, delivery by commercial courier or by depositing the same in the United States Mail, postage prepaid, addressed to the respective parties as follows:

If to the Borrower:                         Amrep Southwest, Inc.
                                            333 Rio Rancho Drive
                                            Rio Rancho, NM 87124
                                            Attn: James H. Wall, President

                                             with a copy to:
                                             Matthew M. Spangler, Esq.
                                             P.O. Box 15698
                                             Rio Rancho, NM 87174-5698

If to the Bank:                             Wells Fargo Bank New Mexico, N.A.
                                            P.O. Box 1081
                                            Albuquerque, NM 87103
                                            Attn:  Ron D. Smith, Executive Vice
                                                   President

     7.08 Modification. This Agreement shall not be changed orally or by course of conduct or dealing but shall be changed only by agreement in writing signed by all parties hereto.

     7.09 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

     7.10 Binding Effect. This Agreement shall be binding upon the Bank, the Borrower and its successors, assigns, heirs and personal representatives.

     7.11 No Partnership or Joint Venture. Notwithstanding anything to the contrary in the Loan Documents, and notwithstanding any action the Bank takes pursuant to the Loan Documents, the Bank and the Borrower shall not be deemed to be engaged in a partnership or joint venture, nor shall the Bank be deemed to be an agent or principal of the Borrower.

     7.12 Assignment by the Bank. The Loan Documents, and the Loan contemplated thereby, may be placed, participated, assigned and/or serviced by the Bank and/or its successors and assigns, and in connection with any of the foregoing, the Bank may receive servicing, brokerage or other fees. Any such placement, participation, assignment or servicing shall be at the Bank's sole option; and the Bank and its successors and assigns shall have no obligations to disclose to the Borrower the receipt, or contemplated receipt, of any such fees, nor shall the Borrower have any claim or right to the same. In the event the Bank sells or transfers its entire interest in the Loan and the Loan Documents, the Bank or such purchaser or assignee will notify the Borrower of such event within 30 days.

     7.13 Relation to Other Documents. The provisions of this Agreement are not intended to supersede the provisions of the other Loan Documents except as stated hereinabove, but should be construed as supplemental thereto. However, except as specifically provided herein, if there is any inconsistency between the provisions of this Agreement and the other Loan Documents, this Agreement shall control any conflicting language or provision deemed modified to comport with this Agreement. All terms or words defined in this Agreement shall have the same meaning, in any exhibit to this Agreement, unless a particular exhibit contains a specific alternative definition for use in that exhibit.

     7.14 Arbitration and Jurisdiction. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, any of the Loan Documents, or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Loan Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Loan Documents. Any party may by summary proceedings bring an action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

          (a) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the Loan Documents. The arbitration shall be conducted at a location in Albuquerque, New Mexico selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. 91 or any similar applicable state law.

          (b) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self-help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

          (c) Arbitrator Qualifications and Powers; Awards. Arbitrators must be active members of the State Bar of New Mexico or retired judges of the state or federal judiciary of New Mexico with expertise in the substantive law applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the State of New Mexico, (ii) may grant any remedy or relief that a court of the State of New Mexico could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (iii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the New
     Mexico Rules of Civil Procedure or other applicable law. Any Dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.

          (d) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the Dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

     7.15 Governing Law. This Agreement and the Loan Documents have been negotiated, executed and delivered solely within the State of New Mexico. The rights and obligations of the parties under this Agreement and under each of the Loan Documents shall be governed by and construed and interpreted in accordance with the laws of the State of New Mexico.

BORROWER:                          AMREP SOUTHWEST, INC.

                              By:      /s/   James H. Wall
                                 James H. Wall, President

BANK:                          WELLS FARGO BANK NEW MEXICO, N.A.

                              By:      /s/   Ron D. Smith
                                 Ron D. Smith, Executive Vice President

                  FIRST AMENDMENT TO THE MASTER LOAN AGREEMENT
                  --------------------------------------------
                          DATED EFFECTIVE JULY 31, 2000
                          -----------------------------
     THIS AMENDMENT is dated effective January 5, 2001, between and among Amrep Southwest, Inc. (the "Borrower"), Rio Venture XV, Inc. ("Rio Venture"), and Wells Fargo Bank New Mexico, N.A. (the "Bank").

     This Amendment is made pursuant to Section 7.08 of the Master Loan Agreement dated effective July 31, 2000 (the "Agreement"). The parties each acknowledge and agree that the Agreement remains in full force and effect except as specifically modified or altered herein and that as used hereafter the term "Agreement" refers to the Agreement, as amended and modified by this Amendment.

     1. Borrower has requested that the Bank grant it a new credit facility in the amount of $2,000,000, payable in six months, to fund the Borrower's working capital requirements. The Bank has agreed to grant such credit under the terms and conditions contained and referenced herein.

     2. Rio Venture and the Borrower have requested that the Bank extend the maturity of the June 30, 1999, loan originated by the Bank to Eldorado Joint Venture, assumed by Rio Venture under the Assumption Agreement dated effective February 25, 2000, the "Eldorado Note" from December 30, 2000, to December 30, 2001, under the terms, conditions and requirements contained or referenced herein.

     3. The $2,000,000 Working Capital Note, maturing July 5, 2001, is granted by the Bank. A copy of such Note is attached as Exhibit 1.15(i). The Borrower acknowledges and agrees that such Note is a "Note" as defined in the Agreement and is secured by all Collateral as defined in the Agreement.

     4. The $1,500,000 Interim Note (Exhibit 1.15(h)) has been paid in full.

     5. A copy of the Eldorado Note is attached as Exhibit 1.15(j) and a copy of the Promissory Note Change in Terms Agreement extending the maturity date of such Note is attached as Exhibit 1.15(j)(1).

     6. The following additional language is added to Section 2.07 Renewals, Extensions and Additional Loans is restated to read:

     Each Note, Line, and Letter of Credit referenced in this Agreement contains its own repayment terms and maturity. Borrower acknowledges the enforceability of such specific terms and acknowledges that there is no agreement, representation, or assurance by the Bank that a renewal, extension, or modification of any note or loan, if such request is made by the Borrower, would be considered or approved by the Bank. Should Borrower, at any future date, request the renewal, extension, or modification of any note or loan, the decision whether to grant or allow such request shall be at the Bank's sole discretion, the Bank has no obligation or duty to the Borrower to grant such request(s) if made, and shall have no liability to the Borrower or to any other person if it declines, for any reason, to approve any such request. This Agreement shall apply to and shall control as to any subsequent renewal, extension, modification, note, loan, or other extension of credit by the Bank to the Borrower, unless specific contrary language, referencing that this Agreement does not apply, is contained in such subsequent note. Without limiting or altering the foregoing, the Borrower acknowledges and agrees that should it, at the maturity of the new

     $2,000,000 Working Capital Note request any renewal or extension of such Note, any consideration by the Bank shall first require that the request include the continuing guaranty of such Note by Amrep Corporation. The decision whether to consider or to grant such request, if made, shall rest solely with the Bank. Should the Bank consider such request, it would do so based on its then applicable credit and underwriting standards and criteria. Neither this additional language nor any agreement to review or consider such request, if made, shall be deemed or operate to suggest such request may be granted nor require the Bank to grant or allow such request or renewal.

     7. The following provisions are added to Section 3.01:

               a) Exhibit 3.01(i): Payment Requirements for the $2,000,000 Working Capital Note.

               b) Exhibit 3.01(j): Payment Requirements and Release Provisions for the Eldorado Note.

     8. Exhibit 4.09(h) is modified by Replacement Exhibit 4.09(h), a copy of which is attached, which further limits payments and transfers of funds from the Borrower to its parent company Amrep Corporation.

     9. The Borrower acknowledges and reaffirms its liability under the Commercial Guaranty dated June 30, 1999, of the Eldorado Note and that such Guaranty continues in full force and effect according to its terms.

     10. The parties  acknowledge  and agree that the term  "Dispute" as used in
Section 7.14 Arbitration and Jurisdiction now includes the Eldorado Note as modified by the Change in Terms Agreement dated effective January 5, 2001, and all collateral and loan documents related thereto, including all guaranties of such indebtedness.

WELLS FARGO BANK                            AMREP SOUTHWEST, INC.
NEW MEXICO, N.A.

By:___/s/ Elizabeth R. Allbright_________            By:__/s/ James H. Wall_____
       Elizabeth R. Allbright, Vice President        James H. Wall, President

                                                     RIO VENTURE XV, INC.

                                                     By:  /s/ James H. Wall
                                                     Its:  Pres.

                 SECOND AMENDMENT DATED EFFECTIVE JUNE 15, 2001,
                 -----------------------------------------------
                          TO THE MASTER LOAN AGREEMENT
                          ----------------------------
                          DATED EFFECTIVE JULY 31, 2000
                          -----------------------------
     THIS AMENDMENT is dated effective June 15, 2001, between and among Amrep Southwest, Inc. (the "Borrower"), and Wells Fargo Bank New Mexico, N.A. (the "Bank").

     This Amendment is made pursuant to Section 7.08 of the Master Loan Agreement dated effective July 31, 2000 (the "Agreement"). As used in the Agreement, this Amendment, and all exhibits hereto, the term "Agreement" refers to the Agreement, as amended and modified by this Amendment.

     1. Borrower has requested that the Bank approve the changes to the Loan, as detailed herein, in order to allow the Borrower to advance up to $4,400,000.00 in cash to its parent company, Amrep Corp., from the sale of residential real property in Bradbury, Colorado (the "Bradbury Sale").

     2. The Bank is willing to allow such upstreaming, in consideration of the changes and modifications to the Loan, including certain existing Notes and in consideration of the other provisions, requirements, restrictions, and covenants contained in this Amendment or referenced in the Exhibits hereto.

     3. Generally, changes to existing Notes under the Loan, as detailed below and in the referenced exhibits, are:

          a) the "$4,000,000.00 Revolving Line of Credit Note" dated July 31, 2000, maturing October 31, 2001, in the maximum principal amount of $4,000,000.00, will be reduced to the maximum principal amount of $3,000,000.00, as provided in paragraph 11, below, in the Change in Terms Agreement attached as Exhibit 1.15(a).1, and in the attached Second Replacement Exhibit 3.01(a), and

          b) the "$6,000,000.00 Receivables Financing Note" dated August 17, 2000, maturing September 30, 2001, is reduced to the maximum principal amount of $3,000,000.00, as provided in the Change in Terms Agreement attached as Exhibit 1.15(d).1, and in the Second Replacement Exhibit 3.01(d).

     4. Upon Borrowers closing of the Bradbury Sale and payment by the purchaser, the Borrower expects to receive approximately $7,000,000.00 of net cash proceeds and proposes to transfer up to $4,400,000.00 of such proceeds to its parent company Amrep Corp.

     5. Such transfer would be prohibited under the previous Exhibit 4.09(h)(B) to the Loan Agreement, but for this Amendment and the provisions contained herein and in the exhibits hereto.

     6. Amrep Corp. requests the $4,400,000.00 transfer from the Borrower in order to repay certain obligations to its subsidiary Kable News, to allow Kable News to apply such amount to reduce its current indebtedness to its lender American National Bank and Trust, Chicago, Illinois. Further, Kable News lender has requested that, pending receipt of such partial payment, the Borrower grant that lender a deed of trust lien up to the amount of $4,400,000.00, on the

Bradbury, Colorado property, securing obligations of Kable News to such lender. Prior written approval by the Bank is required under the terms of the Loan Agreement for the Borrower to grant such lien.

     7. The Borrower is allowed, upon the execution and delivery of this Amendment and all other documents referenced herein, to execute and deliver to American National Bank and Trust, a deed of trust on the Bradbury, Colorado property, for the principal amount of $4,400,000.00, securing obligations of Kable News to such Lender, in the form attached hereto as Exhibit A.

     8. The $2,000,000.00 Working Capital Note dated January 5, 2001, maturing July 5, 2001, is paid in full as part of the execution of this Amendment.

     9. The Bank has required for approval of these transactions the Corporate Resolution to Guaranty and the Commercial Guaranty by Amrep Corp. of all indebtedness of the Borrower in the forms attached as Exhibits B and C.

     10. Additional limitations on the amount of distributions by the Borrower to Amrep Corp. are contained in Second Replacement Exhibit 4.09(h) to the Master Loan Agreement.

     11. The Change in Terms Agreement reducing the $4,000,000.00 Revolving Line of Credit Note to $3,000,000.00 and portions of the Second Replacement Exhibit 3.01(a) which reduce such Note and advances under such Note to $3,000,000.00, shall be effective immediately upon the earliest of any one of the following events:

          a) closing of the Bradbury Sale,

          b) closing on a sale by the Borrower of its Lot G, Folsom, California property, or

          c)   September 30, 2001.

     12. The Borrower will pay at closing all legal fees and other costs incurred by the Bank to prepare this Amendment, all related documents and the closing of these transactions.

     13. The parties each acknowledge and agree that the Agreement, as previously amended by the First Amendment dated effective January 5, 2001, remains in full force and effect except as specifically modified or altered by this Amendment and the exhibits hereto.

WELLS FARGO BANK                            AMREP SOUTHWEST, INC.
NEW MEXICO, N.A.

By:_/s/ Elizabeth R. Allbright__________             By:_/s/ James H. Wall_____
   Elizabeth R. Allbright, Vice President            James H. Wall, President

        SECOND REPLACEMENT EXHIBIT 3.01(a) dated effective June 15, 2001
        ----------------------------------------------------------------
             to MASTER LOAN AGREEMENT dated effective July 31, 2000
             ------------------------------------------------------
                    Disbursement Procedures and Requirements
                    ----------------------------------------
                for the $4,000,000 Revolving Line of Credit Note
                ------------------------------------------------
            (to be reduced to a $3,000,000.00 revolving credit note)

     The Borrower shall, in addition to all other requirements and restrictions under the Master Loan Agreement, observe and perform the following requirements as to the now $3,000,000.00 Revolving Line of Credit Note (referred to below as "this Note"):

A. PURPOSE
   -------
     This Note is intended to be a revolving credit facility in the maximum principal amount of $4,000,000.00 to fund Borrower's various project construction costs and development working capital costs. Upon the occurrence of the first of certain occurrences, the maximum disbursed amount will be limited to $3,000,000.00

B. BORROWING BASE; REDUCTION
   -------------------------
          1. All amounts outstanding and all advances requested under this Note shall be based upon a maximum Credit Balance not to exceed 60% of the Collateral Value. For purposes of such calculation, the term "Credit Balance" means the principal balances of this Note. The term "Collateral Value" means the bulk valuation, as determined by the Bank's appraisals, of the commercial parcels, mortgaged to the Bank in the Mortgage dated effective July 31, 2000, in Commerce Center, Gateway South, Gateway North, High Resort Center, Arrowhead Ridge, and Unser Marketplace (Such parcels collectively referred to as the "Commercial Lots" and more specifically described in the Mortgage). In the event the Credit Balance to Collateral Value ratio exceeds 60%, the Borrower shall immediately reduce the Credit Balance by the amount necessary to reduce such ratio to not more than 60%. Such reduction shall be applied in the order specified in Section D below.

          2. In addition to the requirements and restrictions of subparagraph 1, above, any sale of Commercial Lot(s) which occurs prior to the effective date of the reduction of this revolving line from $4,000,000.00 to $3,000,000.00 will result in the committed amount on the Note being reduced by an amount equal to the net proceeds from the sale of such Commercial Lot(s) up to the maximum aggregate reduction of $1,000,000.00. If the outstanding Credit Balance is greater than the resulting reduced committed balance, then the Borrower must reduce the principal balance of the Note by such excess. For example, if the Note balance is $3,500,000.00 and there is a sale of a Commercial Lot for net proceeds of $750,000.00, the total commitment of $4,000,000.00, is reduced by the $750,000.00 sale, to $3,250,000.00. The principal balance of $3,500,000.00 must be reduced by $250,000.00 to equal the reduced committed balance of $3,250,000.00. This requirement is in addition to the requirement to maintain the 60% Collateral to Value ratio requirement in subparagraph 1, above, and will continue until the Note commitment is reduced to $3,000,000.00 as provided in the Second Amendment dated June 15, 2001, to the Master Loan Agreement.

C. DISBURSEMENTS
   -------------

     Provided no event of default or noncompliance with the Loan Agreement exists, this Note is not fully advanced, and the following requirements have been satisfied, the Borrower may request, subject to all limitations and requirements of Section B, that the Bank advance undisbursed proceeds on this Note up to a Credit Balance of 60% of the Collateral Value of the unreleased Commercial Lots. If available, such funds will be advanced by the Bank within three (3) business days of the date requested.

D. PAYMENTS AND RELEASES FOR LOT SALES
   -----------------------------------
     Provided no event of default has occurred, the Borrower shall be entitled to releases of its mortgage lien on the Commercial Lots as follows, to allow said lots to be sold and conveyed to third party purchasers, at fair value and the proceeds are applied as follows:

     1. Proceeds from Sale of Commercial Lots. Proceeds from the sale of CommercialLots shall, if necessary to maintain the 60% Credit Balance to Collateral Value ratio, be applied to reduce the principal balance of this Note. Proceeds from sales of Commercial Lots not needed to reduce the principal balance of maintain such ratio, will be released to the Borrower.

     2. Releases of Excess Commercial Lots. Releases as to Commercial Lots may be requested by the Borrower provided that the principal balance of this Note does not exceed $3,000,000.00, provided that the resulting Credit Balance to Collateral Value ratio does exceed 60%, and subject to the requirements of Section B, above. Should a release be requested and the resulting Credit Balance to Collateral Value would be greater than 60%, Borrower shall reduce the Credit Balance by payment on a note(s) in the order provided in Section B, above before the requested release will be allowed.

     3. Releases Upon any Event of Default. If any event of default has occurred, releasesof the Bank's mortgage lien otherwise allowed by any of the above provisions shall be at the sole discretion of the Bank.

E. SUBSTITUTE LEGAL DESCRIPTIONS AND RELEASES FOR DEDICATED STREETS, ETC.
   ----------------------------------------------------------------------
     Borrower has or is presently in the process of preparing and seeking approval for development plans, including approval of subdivision plans and plats, which will result in the platting of certain presently unplatted portions in Unit 20. As a result, the legal descriptions in some presently unplatted portions of Unit 20 will be converted into tract legal descriptions. The Bank agrees, provided it approves the form, resulting numbers, sizes of lots, and collateral values of residential and commercial lots created as a result of such plats, and also subject to the Bank's ability to confirm and obtain appropriate modifications of the Mortgage, endorsements of title insurance insuring such Mortgage, and subject also to any other necessary assurances, to modify the Mortgage to revise such legal descriptions. The Bank will not disprove the substitution of legal descriptions or the release of dedicated property as to any platted dedication conforming to the Unit 20 master plan or the Unit 20 Development Agreements between the Borrower and the City of Rio Rancho. As to such approved replats, the Bank will release the Mortgage as to those platted portions of property to be dedicated to the City of Rio Rancho for public streets, drainage areas, public facilities, or other infrastructure required for platting, public use, and public access as a condition for master plan or subdivision approval. As to such parcels, no release payment is required.

                    EXHIBIT 3.01(b) to MASTER LOAN AGREEMENT
                    ----------------------------------------
                          Dated Effective July 31, 2000
                          -----------------------------
           Disbursement Procedures, Requirements, Limitations, and Lot
           -----------------------------------------------------------
              Releases for the $6,385,000 Off Site Development Note
              -----------------------------------------------------
A. Appraisal.
   ----------
     The value of the property subject to the Enchanted Hills Mortgage is, at the Closing Date, being appraised as required by the Bank credit policies and applicable regulatory requirements. Such appraisal is expected to be received over the next 30 days and upon receipt, must be reviewed for adequacy and compliance with the Bank's internal requirements and applicable regulatory compliance. When the appraisal is received, reviewed, and confirmed to have met such requirements and established a minimum wholesale or bulk value of $9,825,000 for Units 9, 10, 11, 12, 13A, 14A, and 14B, the Borrower will immediately execute and deliver the Note to the Bank and the Borrower may then request advances on the Note in accordance with these Disbursement Procedures.

B. Disbursement Procedures and Requirements.
   -----------------------------------------
     This Note is a multiple advance, non-revolving, declining balance, credit facility. The Bank will, subject to the terms of the Agreement disburse not more than the aggregate maximum principal amount of $6,385,000 as follows:

     1. $705,500 to renew/extend the outstanding principal balance of the February 29, 1999, offsite development note, and

     2. the remainder, up to the maximum aggregate Note amount including the amounts advanced under the preceding paragraph, to fund 75% of the Borrower's actual cost of satisfactorily completed unreimbursed offsite development costs for Enchanted Hills portion of Unit 20, Rio Rancho, Sandoval County, New Mexico, primarily to complete the main drainage channel through Enchanted Hills.

All advances shall be subject to the following requirements and restrictions:

     3. The aggregate of all principal advances on this Note, including the $705,500 advance to renew/extend the February 29, 1999, offsite development note balance, will not exceed $6,385,000. The Note requires periodic interest and principal payments described in the Note and below and is due and payable in full February 17, 2003.

     4. This Note is a non-revolving credit facility with a declining maximum outstanding principal balance, requiring quarterly interest payments, and requiring principal payments to reduce the principal amount of the Note during its term as follows:

          a) Interest Payments: Quarterly interest payments of all accrued interest due beginning November 17, 2000, and continuing on the same day of each subsequent three (3) month period until maturity.

          b) Principal Payments: Quarterly principal payments of $638,500 beginning April 30, 2001, and continuing on the same day of each subsequent three (3) month period until maturity. Payments for release of individual lots sold during the term of the Note will be applied to the required quarterly principal reductions, during the quarter received. Payments made in excess of the quarterly requirement will be a credit toward the next quarterly payment.

          5. Draw requests by the Borrower shall be made not more often than twice per month;

          6. Draw requests will be accompanied by a signed application and request for advance (in the form of AIA Document No. G702 or mutually agreeable equivalent), which details:

               (a)  Total budgeted cost by category;

               (b)  Percentage completed since the previous request;

               (c)  Total percentage completed by category;

               (d) Estimated (or if known, actual) cost per category, including total cost, cost for activity performed during the month, and total amount of activity completed to date by category;

               (e) Borrower's pro-rata cost since the last request and to date, by item or activity; and

               (f) Bank's pro-rata cost since the last request and to date, by item or activity.

          7. Any costs for which the Bank has previously advanced a pro-rata amount under the previous offsite development loan shall not be eligible for inclusion in the costs for pro-rata funding under this Note.

          8. Requests shall include a signed statement by the appropriate representative of the Borrower that all invoices for work or materials related to such development are properly submitted and that Borrower has paid or approved for payment in accordance with its terms and conditions payment to such provider.

          9. The Bank shall, within ten (10) business days of receipt of the draw request, inspect the property and improvements, to the extent it deems necessary, to verify the apparent completion of work reportedly performed. Within such 10-day period the Bank will approve the draw requests and advance the appropriate amount of Loan proceeds, by direct deposit to Borrower's account with the Bank or as otherwise agreed by the parties, or will notify the Borrower of any concern regarding the draw request and documentation. The parties will use their best efforts to immediately resolve any questions or discrepancies.

          10. In the event actual construction costs for the project are less than 90% of budget, the Bank shall advance only its pro-rata share (75%) of the actual costs incurred. If such total costs are in excess of the construction budget, the Bank shall not be obligated to advance more than the Loan amount and all costs in excess of budget shall be promptly paid by Borrower.

C. Release Provisions
   ------------------

     Provided no Event of Default exists, Borrower shall be entitled to a release of the Bank's mortgage lien(s) on an individual lot(s) provided that as to such lot(s):

          1. The Borrower pays to the Bank a per lot release payment of $6,800, for lots in Phases 9 through 12, 13A, 14A, and 14B;

          (1) All other conditions or limitations as to the release of a lot contained in the Agreement or any other exhibit thereto have been satisfied, and

          (2) Additional release payments are required for lots in Phase 13B as provided in Exhibit 3.01(c).

D. Substitute Legal Descriptions and Releases for Dedicated Streets, etc.
   ----------------------------------------------------------------------
     Borrower has or is presently in the process of preparing and seeking approval for development plans, including approval of subdivision plans and plats, which will result in the platting of certain presently unplatted portions in Unit 20. As a result, the legal descriptions in some presently unplatted portions of Unit 20 will be converted into tract legal descriptions. The Bank agrees, provided it approves the form, resulting numbers, sizes of lots, and collateral values of residential and commercial lots created as a result of such plats, and also subject to the Bank's ability to confirm and obtain appropriate modifications of the Mortgage, endorsements of title insurance insuring such Mortgage, and subject also to any other necessary assurances, to modify the Mortgage to revise such legal descriptions. The Bank will not disprove the substitution of legal descriptions or the release of dedicated property as to any platted dedication conforming to the Unit 20 master plan or the Unit 20 Development Agreements between the Borrower and the City of Rio Rancho. As to such approved replats, the Bank will release the Mortgage as to those platted portions of property to be dedicated to the City of Rio Rancho for public streets, drainage areas, public facilities, or other infrastructure required for platting, public use, and public access as a condition for master plan or subdivision approval. As to such parcels, no release payment is required.

                    EXHIBIT 3.01(c) to MASTER LOAN AGREEMENT
                    ----------------------------------------
                          Dated Effective July 31, 2000
                          -----------------------------
                  Disbursement Procedures, Limitations, and Lot
                  ---------------------------------------------
          Releases for the Unit 13B $2,000,000 On Site Development Note
          -------------------------------------------------------------

A. Appraisal.
   ---------
     The value of the property subject to the Enchanted Hills Mortgage is, at the Closing Date, being appraised as required by the Bank credit policies and applicable regulatory requirements. Such appraisal is expected to be received over the next 30 days and upon receipt, must be reviewed for adequacy and compliance with the Bank's internal requirements and applicable regulatory compliance. When the appraisal is received, reviewed, and confirmed to have met such requirements and established a minimum wholesale or bulk value of $3,080,000 for Unit 13B, the Borrower will immediately execute and deliver the Note to the Bank and the Borrower may then request advances on the Note in accordance with these Disbursement Procedures.

B. Disbursement Procedures and Requirements.
   -----------------------------------------
     The Bank will, subject to the terms of this Agreement, disburse up to 80% of Borrower's actual lot development costs not previously submitted for Unit 13B of Enchanted Hills, Rio Rancho, Sandoval County, New Mexico. The aggregate maximum amount of all principal advances advanced on the Note shall not exceed $2,000,000, subject to the following additional provisions:

     1. Draw requests by the Borrower shall be made not more often than twice per month;

     2. Draw requests will be accompanied by a signed application and request for advance (in the form of AIA Document No. G702 or mutually agreeable equivalent), which details:

          (a)  Total budgeted cost by category;

          (b)  Percentage completed since the previous request by category;

          (c)  Total percentage completed by category;

          (d) Estimated (or if known, actual) cost per category, including total cost, cost for activity performed during the month, and total amount of activity completed to date by category;

          (e) Borrower's pro-rata costs since the last request and to date, by item or activity; and

          (f) Bank's pro-rata cost since the last request and to date, by item or activity.

     3. Requests shall include a signed statement by the appropriate representative of the Borrower that all invoices for work or materials related to such development are properly submitted and that Borrower has paid or approved for payment in accordance with its terms and conditions payment with such provider.

     4. The Bank shall, within ten (10) business days of receipt of the draw request, inspect the property and improvements, to the extent it deems necessary, to verify the apparent completion of work reportedly performed. Within such 10-day period the Bank will approve the draw requests and advance the appropriate amount of Loan proceeds, by direct deposit to Borrower's account with the Bank or as otherwise agreed by the parties, or will notify the Borrower of any concern regarding the draw request and documentation. The parties will use their best efforts to immediately resolve any questions or discrepancies.

     5. In the event actual construction costs for the remaining portion of the project are less than 90% of budget, the Bank shall advance only its pro-rata share (80%) of the actual costs incurred and not previously submitted for reimbursement. If such total costs are in excess of the construction budget, the Bank shall not be obligated to advance more than the Loan amount and all costs in excess of budget shall be promptly paid by Borrower.

C. Step-Down Principal Payments.
   -----------------------------
          1. During the two (2) year term of the Unit 13B On Site Development Note, the Borrower shall, in addition to all previous payments, make additional principal payments ("Step-Down" payments) on the Note to reduce the principal balance to the amount specified at each of the following dates:

                  Date                               Maximum Principal Balance

                  June 5, 2001                                $770,000
                  November 1, 2001                            $360,000

D. Release Provisions
   ------------------
     Provided no Event of Default exists, Borrower shall be entitled to release of the Bank's mortgage lien(s) on individual lots in Unit 13B provided:

     1. The Borrower pays to the Bank a per lot release payment of $6,800 on the $6,385,000 Offsite Development Note plus a per lot $16,400 payment on this Note, and

     2. All other conditions or limitations as to the release of a lot contained in the Agreement or any other exhibit thereto have been satisfied. 3.

E. Substitute Legal Descriptions and Releases for Dedicated Streets, etc.
   ----------------------------------------------------------------------
     Borrower has or is presently in the process of preparing and seeking approval for development plans, including approval of subdivision plans and plats, which will result in the platting of certain presently unplatted portions in Unit 20. As a result, the legal descriptions in some presently unplatted portions of Unit 20 will be converted into tract legal descriptions. The Bank agrees, provided it approves the form, resulting numbers, sizes of lots, and collateral values of residential and commercial lots created as a result of such plats, and also subject to the Bank's ability to confirm and obtain appropriate modifications of the Mortgage, endorsements of title insurance insuring such Mortgage, and subject also to any other necessary assurances, to modify the

Mortgage to revise such legal descriptions. The Bank will not disprove the substitution of legal descriptions or the release of dedicated property as to any platted dedication conforming to the Unit 20 master plan or the Unit 20 Development Agreements between the Borrower and the City of Rio Rancho. As to such approved replats, the Bank will release the Mortgage as to those platted portions of property to be dedicated to the City of Rio Rancho for public streets, drainage areas, public facilities, or other infrastructure required for platting, public use, and public access as a condition for master plan or subdivision approval. As to such parcels, no release payment is required.

        SECOND REPLACEMENT EXHIBIT 3.01(d) dated effective June 15, 2001
        ----------------------------------------------------------------
                            to MASTER LOAN AGREEMENT
                            ------------------------
                          Dated Effective July 31, 2000
                          -----------------------------

 Disbursement Procedures and Requirements, Borrowing Base, Escrow and Payments
 -----------------------------------------------------------------------------
                  for the $3,000,000 Receivables Financing Note
                  ---------------------------------------------
     The Borrower shall, in addition to all other requirements and restrictions under the Master Loan Agreement, as amended, observe and perform the following requirements as to the now $3,000,000 Receivables Financing Note.

A. REVOLVING LINE
   --------------
     This Line is a revolving credit facility to finance notes or contracts payable to the Borrower from its sale of residential and commercial real estate and developed lots. The Note amount and the maximum principal amount which may be outstanding at any time is reduced from $6,000,000 to $3,000,000. Collateral for the Line consists of a pool of individual real estate contracts, real estate notes and mortgages, real estate notes and deeds of trust, and other receivables, in accordance with all Borrowing Base and other requirements and conditions of this Exhibit and the Agreement. All amounts outstanding, all advances requested under this Receivables Financing Line and all required payments shall be based upon the borrowing base formula and other requirements described or referenced below.

B. BORROWING BASE; ELIGIBLE CONTRACTS
   ----------------------------------
     1) Eligible Contracts; Requirements. The term "Eligible Contracts" means any real estate contract, real estate note and mortgage, real estate note and deed of trust, or other similar real estate purchase contracts receivable (generically, "contract(s)") which the Bank determines: (i) meet the general standards described below; (ii) are satisfactory collateral for the Receivables Financing Note, and (iii) do not appear to contain more than a normal credit risk. The decision of the Bank as to whether to accept any contract as an Eligible Contract shall be final. Factors which the Bank will generally require to consider an Eligible Contract as part of the Borrowing Base will include, but are not limited to:

          a) The initial contract balance will be not more than 80% of the total real estate purchase price and the contract required a minimum 20% cash down payment from the purchaser;

          b) The outstanding principal balance of the contract must be not less than $100,000.00 at the time the contract is offered and accepted as an Eligible Contract and the purchaser's obligation to pay the contract balance is not conditional or contingent;

          c) The contract purchaser is a bona fide third party purchaser for value, is not affiliated with the Borrower, and is a corporation or individual purchasing property for a business purpose. Contracts by individuals to buy residential property for their own use are not eligible;

          d) The original contract payment and other terms must not have been altered, extended, renewed, or modified;

          e) If the contract requires payments of interest only, the maturity (date on which the principal balance is due in full) must be not more than 12 months from the original contract date;

          f) If the contract requires payment of both interest and principal (on not less than annual intervals), the maturity (date in which the principal balance is due in full) must be not be more than 36 months from the original contract date;

          g) Not more than the aggregate of $1,200,000.00 in contract principal balances ($900,000.00 of the Borrowing Base and the Receivables Financing Note principal balance) will be comprised of contracts due from any single or affiliated or related group of purchasers without the Bank's prior written approval;

          h) Payments on the contract must be less than 90 days past due and the contract must not be in default;

          i) The weighted average remaining maturity of all accepted Eligible Contracts, based upon the adjusted contract balances (as defined below), calculated at least monthly, must not exceed 24 months;

          j) A mortgagee's title policy or title search on the contract real property subject to the contract confirming the Borrower's interest is not: (i) subject to any prior liens or encumbrances (other than for current taxes and the like), or (ii) subject to any restrictions or covenants which adversely effect the value or marketability of the property;

          k) The Borrower is required to provide to the Bank any financial or other information about the contract purchaser(s), information about the value and marketability of the underlying real estate, and any other information which the Bank reasonably requests.

     2) Collateral Pledge/Assignment of Eligible Contracts. In order for an Eligible Contract to be accepted by the Bank and included in the Borrowing Base Formula, such contract must be assigned and pledged to the Bank and such pledge or assignment perfected, at Borrower's expense. Generally, the Bank anticipates that real estate contracts for the purchase of real property in New Mexico will be collaterally assigned to the Bank, the assignment recorded, and a mortgage by the Borrower to the Bank (subject to the interest of the real estate contract purchaser) will be recorded. Real estate notes and mortgages will be assigned to the Bank, the assignment recorded, and physical possession of the original promissory note will be held by the escrow company as agent for the Bank. Other receivables will be pledged or assigned and such assignment perfected at the Borrower's expense as determined necessary by the Bank and its legal counsel and applicable state law.

     3) Acceptance of Eligible Contracts. The Borrower will submit to the Bank proposed contracts to be accepted as Eligible Contracts, with properly recorded/perfected assignments or pledges as required by the Bank, escrowed as described in this Exhibit, together with any other documentation required by the Bank. The Bank shall have the sole discretion to accept any contract as an

Eligible Contract and may reject any contract for any reason. Acceptance by the Bank will be in writing.

C. BORROWING BASE FORMULA
   ----------------------
     1) Borrowing Base Formula. Advances on the Receivables Financing Note will be limited to a Borrowing Base Formula of 75% of the adjusted contract balances derived from accepted Eligible Contract balances (the "Borrowing Base"). To calculate such Borrowing Base, the principal balance(s) of any accepted contracts which allow a per lot pro rata release will first be reduced/adjusted as provided in subparagraph 2, below. Subject to all other requirements, conditions, and limits in this Exhibit and the Agreement, and provided no Event of Default by the Borrower under the Agreement has occurred, the Borrower may request advances on the Receivables Financing Note up to the Borrowing Base. For example, if the aggregate adjusted contract balance is $800,000, the Borrower could, at that date, have a maximum aggregate of $600,000 advanced on the Receivables Financing Note.

     2) Adjustments (Reductions) for Partial Releases. As to any accepted Eligible Contract which contains multiple lots/parcels, and per lot/parcel payment and partial release provisions, the contract balance (and the resulting Borrowing Base) will be reduced by the greater of; (a) the per lot release price as stated in the Eligible Contract, or (b) 115% of the pro-rata per lot release price, resulting in an adjusted (reduced) contract balance and reduced Borrowing Base. A schedule showing example calculations is attached as Attachment I to this Exhibit.

     3) Funding Advances. If the Note is not fully advanced and the Borrowing Base calculations reflect that additional advances under the Borrowing Base Formula can be made, the Borrower may request, and the Bank will, within 3 business days of such request, advance the requested amount supported by the Borrowing Base Formula. The Bank is not obligated to make any advance unless all requirements, conditions, and limitations of the Agreement including this Exhibit have been observed.

     4) Applying Payments from Eligible Contracts. All principal payments received on any Eligible Contract assigned to the Bank under the Borrowing Base will be paid to the Bank. Provided no Event of Default by the Borrower under the Agreement has occurred, such principal payment received will be applied to reduce the principal balance of the Receivables Financing Note. If an Event of Default has occurred, such payment will be applied to any Obligations of the Borrower to the Bank in accordance with the Agreement or the terms of any Note(s).

     5) Recalculation of the Borrowing Base. The Borrowing Base will be recalculated when:

          (a) any payment is received on any accepted Eligible Contract,

          (b) at any time such a contract no longer meets the Bank's requirements for Eligible Contracts (whether due to delinquency of 90 days or more, weighted average maturity(ies) exceeding 24 months, real estate contracts are in default, or for any other reason), as determined by the Bank, or

          (c) a new Eligible Contract is accepted by the Bank into the Borrowing Base.

     6) Additional Collateral or Principal Reduction Required. In the event the principal balance of the Receivables Financing Note for any reason exceeds the Borrowing Base, the Borrower shall within 5 business days of notice from the Bank either:

          a) Provide additional Eligible Contracts acceptable to the Bank to increase the Borrowing Base to more than the Receivables Financing Note balance, or

          b) Reduce the principal balance of the Receivables Financing Note to the Borrowing Base.

Any failure by the Borrower to comply with this requirement shall constitute an Event of Default by the Borrower under the Agreement. If the Borrowing Base is exceeded due to a recalculation for contracts delinquent 90 days or more and is not corrected as required above, the Bank will require the Borrower, at the Borrower's expense, to immediately take steps to obtain Mortgagee's title insurance insuring the Bank's interest on such delinquent contract(s), and obtain appraisals which meet all current bank regulatory requirements and meet the Bank's internal real estate appraisal requirements for each parcel of real property remaining on such delinquent contract(s).

D. ESCROW OF ELIGIBLE CONTRACTS, ESCROW COMPANY
   --------------------------------------------
     All Eligible Contracts will be escrowed by the Borrower and subject to an escrow agreement, in the form acceptable to the Bank. Such escrow agreement(s) will generally provide:

     1) All Eligible Contracts which are accepted by the Bank and are part of the Borrowing Base Formula will be escrowed with the named escrow company which will be responsible for collecting all payments and maintaining payment, delinquency, and default records for each such Eligible Contract;

     2) The contract purchaser, obligor, or maker, of each Eligible Contract shall be notified to make all payments directly and only to the escrow company;

     3) All principal payments on each Eligible Contract will be received by the escrow company as agent for the Bank and shall be forwarded by the escrow company directly to the Bank. Provided no Event of Default by the Borrower under the Agreement exists interest payment received by the escrow company shall be paid to the Borrower. Upon the occurrence of any such Event of Default, all payments of interest and all other payments received under each escrowed Eligible Contract shall be paid directly to the Bank;

     4) The escrow company will hold physical possession of the promissory notes and all other negotiable instruments related to any Eligible Contract, as agent for the Bank, in order to perfect the Bank's security interest, assignment, and any liens on such instruments;

     5) The Bank will release its lien on any Eligible Contract or any lot or parcel subject to any Eligible Contract in exchange for the per lot or pro rata release price contained in such contract. The escrow company will furnish, with any principal payment on any Eligible Contract, a description of the lots to be released. The Bank will, upon receipt of such payment (in collected funds) prepare and return a release for the appropriate lot(s) to the escrow company for delivery to the contract purchaser.

     6) The Escrow Agreement will require the escrow company to provide periodic reports to the Bank and the Borrower of all payments received on each Eligible Contract during the month and include information regarding delinquent contracts and notices and other remedial actions taken as to any delinquent contracts.

F. BORROWING BASE CERTIFICATES
   ---------------------------
     1) The Borrower shall provide to the Bank a monthly certification of the Eligible Receivables Borrowing Base not later than the 25th day of the following month. The Borrowing Base Certificate shall contain the information required by the Bank which will include, but is not limited to:

          a)   Contract Purchaser
          b)   Contract Date
          c)   Contract Maturity
          d)   Original Sale Price
          e)   Original Contract Balance
          f)   Payment Terms
          g)   Current Payment Due Date
          h)   Outstanding Contract Balance
          i) Adjusted Outstanding Contract Balance (adjusted for partial releases)
          j)   Months to Maturity
          k)   Maximum Advance Amount (calculated on adjusted contract balances)
          l) Weighted Average Life of Eligible Contracts (calculated on adjusted contract balances)
          m)   Any other information which the Bank may reasonably require.

     2) In addition to the monthly Borrowing Base Certificates, the Borrower shall provide to the Bank, a monthly report listing as to each Eligible Contract, not later than the 25th day of each month which report will include, as to each Eligible Contract:

          a)   Purchaser
          b)   Contract Identification
          c)   Original Lots/Legal Description
          d)   Lots/Legal Description for Released Land
          e)   Lots/Legal Description for Remaining Land
          f)   Contract Principal Balance
          g)   Contracted  pro rata per  lot/parcel  Release Price for Remaining
               Land
          h)   Contracted  pro  rata  per  lot/parcel   Release  Percentage  for
               Remaining Land

G. RELEASE OF ELIGIBLE CONTRACTS
   -----------------------------
     In the event the Borrower repays the Receivable Financing Note in full and wishes to terminate such credit facility, and provided no Event of Default has occurred under the Agreement, the Borrower shall be entitled to request that the Bank release its liens upon and release any escrow agreements relating to any remaining Eligible Contracts. Upon such request and provided the Receivables Financing Note is paid in full and no Event of Default has occurred, the Bank shall promptly furnish such releases to the Borrower.

                         ATTACHMENT I TO EXHIBIT 3.01(d)

             EXAMPLES OF PARTIAL RELEASE BORROWING BASE ADJUSTMENTS
             ------------------------------------------------------
     The following examples of adjustments to contract balances and Borrowing Base assume a $1,000,000 contract balance for 10 lots at 100%, 115%, and 120% pro rata, per lot release terms:


------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

Example 1:                                                        Contract Balance        Adjusted Contract           Borrowing Base
$100,000 (100% pro rata per                                                                          Balance        (75% of Adjusted
lot release)                                                                        (115% Minimum Reduction)       Contract Balance)
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Initial Balance:                        $1,000,000                $1,000,000                $750,000

------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Payment and Release for                  (100,000)                 (115,000)
                                1st Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Balance after Release                     $900,000                  $885,000                $663,750
                                of 1st Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Payment and Release for                  (100,000)                 (115,000)
                                2nd Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Balance after Release                     $800,000                  $770,000                $577,500
                                of 2nd Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------


Example 2:                                                        Contract Balance        Adjusted Contract           Borrowing Base
$115,000 (115% pro rata per                                                                          Balance        (75% of Adjusted
lot release)                                                                        (115% Minimum Reduction)       Contract Balance)
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Initial Balance:                        $1,000,000                $1,000,000                $750,000

------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Payment and Release for                  (115,000)                 (115,000)
                                1st Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Balance after Release                     $885,000                  $885,000                $663,750
                                of 1st Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Payment and Release for                  (115,000)                 (115,000)
                                2nd Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Balance after Release                     $770,000                  $770,000                $577,500
                                of 2nd Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------


------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

Example 3:                                                        Contract Balance        Adjusted Contract           Borrowing Base
$120,000 (120% pro rata per                                                                          Balance        (75% of Adjusted
lot release)                                                                        (115% Minimum Reduction)       Contract Balance)
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Initial Balance:                        $1,000,000                $1,000,000                $750,000

------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Payment and Release for                  (120,000)                 (120,000)
                                1st Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Balance after Release                     $880,000                  $880,000                $660,000
                                of 1st Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Payment and Release for                  (120,000)                 (120,000)
                                2nd Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                                Balance after Release                     $760,000                  $760,000                $570,000
                                of 2nd Lot:
------------------------------- ------------------------- ------------------------- ------------------------- ----------------------

                    EXHIBIT 3.01(e) to MASTER LOAN AGREEMENT
                    ----------------------------------------
                          Dated Effective July 31, 2000
                          -----------------------------
                 Procedure to Issue Letters of Credit under the
                 ----------------------------------------------
                      $502,000 Letter of Credit Commitment
                      ------------------------------------
     The Borrower shall, in addition to all other requirements and restrictions under the Master Loan Agreement, observe and perform the following requirements as to the $502,000 Letter of Credit Commitment.

A. PURPOSE.
   --------
     This Commitment is a non-revolving commitment to issue individual letters of credit on the Borrower's behalf, up to the maximum amount of $502,000, including the $218,214 of letters of credit outstanding as of the Closing Date. The remaining $283,786 commitment amount expires [September 30, 2001] . No Letters of Credit will be issued after such expiration date. Letters of Credit, in form issued by the Bank on Borrower's behalf to the Town of Parker, Colorado or the Parker Water and Sanitation District to assure completion of construction related improvements.

B. PROCEDURE TO ISSUE LETTERS OF CREDIT.
   -------------------------------------
     Provided no event of default or noncompliance with the Loan Agreement exists, the Note is not fully advanced, and the following requirements have been satisfied, Borrower may request that the Bank issue letters of credit under this Commitment subject to the following:

     1. Requests must be in writing (including via fax) and include the requested amount, beneficiary, and expiration date,

     2. The amount requested, together will all Letters of Credit issued under this Commitment, must not exceed the aggregate of $502,000,

     3. The Borrower has pledged or assigned to the Bank a certificate of deposit or other collateral acceptable to the Bank in an amount or value which the Bank deems adequate, and

     4.   The Borrower has satisfied any other conditions required by the Bank.

C. LETTERS OF CREDIT.
   ------------------
     1.   Letters of Credit will be issued in a form acceptable to the Bank.

     2. No Letter of Credit may be requested, and the Bank is not obligated to issue any Letter of Credit after this Commitment expires on [September 30, 2001].

                    EXHIBIT 3.01(g) To MASTER LOAN AGREEMENT
                    ----------------------------------------
                          Dated Effective July 31, 2000
                          -----------------------------
                               Release Provisions
                               ------------------
                          for the Commerce Center Note
                          ----------------------------
     All advances on the Commerce Center Note dated April 29, 1998, have been previously made. The principal balance is currently approximately $455,024, no further advances will be made, and the Note is due and payable in full on April 29, 2001.

Release Provisions
------------------
     Provided no Event of Default exists, Borrower shall be entitled to release of the Bank's mortgage lien(s) on individual platted Project lots at closing provided:

     1. The Borrower pays to the Bank a per lot release payment amount as provided on the following schedule:

                  Sale Price (per square foot)        Release Payment
                  ----------------------------        ---------------
                  less than $3.00/sq. ft.             $1.50/sq. ft.
                  $3.00  -  $6.00/sq. ft.             50% of net sale price*
                  $6.01  -  $9.00/sq. ft.             $4.50/sq. ft.
                  more than $9.00/sq. ft.             50% of net sale price*

          * "net sale price" means the gross sale price after deduction of actual seller's closing costs, commissions and title fees, but in no event less than 85% of the gross sale price.

     2. All other conditions or limitations as to the release of a lot contained in the Agreement or any other exhibit thereto have been satisfied, and

     3. The requested release is to allow the Borrower to sell the lot, in an arms-length, fair market value, cash sale.

                    EXHIBIT 3.01(h) to MASTER LOAN AGREEMENT
                    ----------------------------------------
                          Dated Effective July 17, 2000
                          -----------------------------
                    Disbursement Procedures and Requirements
                    ----------------------------------------
                         for the $1,500,000 Interim Note
                         -------------------------------
     The Borrower shall, in addition to all other requirements and restrictions under the Master Loan Agreement, observe and perform the following requirements as to the $1,500,000.00 Interim Note:

A. PURPOSE:
   --------
     This Note is intended to be a short term (30 day) temporary multiple advance, non-revolving, credit facility in the maximum principal amount of $1,500,000.00 to fund Borrower's various project construction costs and development working capital costs.

B. DISBURSEMENTS:
   --------------
     Provided no event of default or noncompliance with the Loan Agreement exists, the Note is not fully advanced, and the following requirements have been satisfied, Borrower may request advances under this Line subject to the following:

     1.   Advances must be requested in amounts of not less than $50,000.

     2. If available, such funds will be advanced by the Bank within three (3) business days of the date requested.

     3. The maximum aggregate of all amount advanced under this line shall not exceed $1,500,000.

C. PAYMENTS.
   ---------
     The Note is due and payable in full on the maturity date specified in the Note.

             To MASTER LOAN AGREEMENT dated effective July 31, 2000
             ------------------------------------------------------
  Additional Principal Payment Requirements for the $2,000,000 Working Capital
  ----------------------------------------------------------------------------
                                      Note
                                      ----
1. Required Principal Payments. In addition to payment of the $2,000,000 Working Capital Note at maturity as required in the Note, Borrower shall make additional principal payment during the term of this Note of net sale proceeds sufficient to pay the Note in full from the following proposed sales by the Borrower; a) multi-family lots totaling approximately 33.7 acres in Unit 10, Lot G, Willow Creek Estates South, City of Folsum, California, and/or b) residential lots or tracts totaling approximately 162 acres in Douglas County, Colorado.

As used herein, "net sale proceeds" means gross sale price after deducting the Borrower's actual selling and closing costs, commission, and title fees.

2. The Borrower anticipates that sale or closing on either of the referenced sale of the California or Colorado properties will generate sufficient net sale proceeds to repay the $2,000,000 Working Capital Note in full. To the extent such sales do not occur, or the net sale proceeds are insufficient to repay the $2,000,000 Working Capital Note in full, the balance of such Note is due and payable at maturity in accordance with its terms.

                 EXHIBIT 3.01(j) dated effective January 5, 2001
                 -----------------------------------------------
             To MASTER LOAN AGREEMENT dated effective July 31, 2000
             ------------------------------------------------------
                   Payment Requirements and Release Provisions
                   -------------------------------------------
                              for the Eldorado Note
                              ---------------------
     1. Lot Release Provisions
        ----------------------
     Provided no Event of Default has occurred, Rio Venture, XV shall be entitled to a release of the Bank's mortgage lien(s) on individual residential lots at closing of a bona fide sale of a lot for fair market value, in exchange for a payment of $48,000 per lot. Such lot release payments will be applied to the principal balance of the Eldorado Note.

     2. Additional Required Principal Payments
        --------------------------------------
     During the one year extended maturity term of this Note, Rio Venture, XV shall make minimum quarterly principal payments of $360,000 per quarter on March 31, 2001, June 30, 2001, and September 30, 2001. Payments for all lot sales under subsection A above shall be credited first toward the required quarterly reduction in the quarter received and the excess, if any, applied to the next quarterly payment. (For example, if during the first quarter ending March 31, 2001, a total of eight lots are sold (8 lots x $48,000 = $384,000), $360,000 will be applied as the required principal payment during the first quarter, and the $24,000 excess amount will be credited toward the June 30, 2001, quarterly step-down payment.) The maximum principal balance outstanding at the end of each calendar quarter, as a result of such mandatory step-down principal payments, shall be:

         Calendar Quarter Ending    Maximum Note Principal
         -----------------------    Balance at End of Quarter
                                    -------------------------
         December 31, 2000          $1,123,639.46
         March 31, 2001             $  763,639.46
         June 30, 2001              $  403,639.46
         September 30, 2001         $   43,639.46

The outstanding balance of the Eldorado Note will be due and payable in full at maturity, December 30, 2001.

     3. Guaranty by Amrep Corporation
        -----------------------------
     In consideration for the extension of the maturity date of the Eldorado Note, Rio Venture, XV will provide a guaranty by Amrep Corporation of the Eldorado Note in form satisfactory to the Bank. The specific terms of such guaranty will provide that if Rio Venture XV, Inc. or Amrep Southwest fail to make any required payment on the Eldorado Note, Amrep Corporation shall, within five days of receipt of Notice from the Bank, make all payments on the Note. Such guaranty will not limit or alter the liability of Amrep Southwest on its guaranty of the Eldorado Note.

     4. Release of Mortgage
        -------------------
     Provided no Event of Default has occurred,  the mortgage  which secures the

 Eldorado Note will be released when the Eldorado Note is paid in full.

       SECOND REPLACEMENT EXHIBIT 4.09(h) dated effective June 15, 2001
       ----------------------------------------------------------------
           to the MASTER LOAN AGREEMENT dated effective July 31, 2000
           ----------------------------------------------------------



A. FINANCIAL RATIOS AND RESTRICTIONS.
   ----------------------------------
1. Leverage:
   ---------
     Total Debt/Net Worth of Borrower shall not exceed .75 to 1.0.

     Total Debt is defined as Total Liabilities plus loans to unconsolidated projects guaranteed by AMREP Southwest at each period end. Net Worth is defined as Total Shareholders Equity at each period end.

2. Net Worth:
   ----------
     Net Worth of Borrower shall not be less than $73,000,000.00.

3. Liquidity:
   ----------
     Current Assets/Current Liabilities of Borrower shall not be less than 2.0 to 1.0.

     Current Assets are defined as cash and temporary cash investments plus accounts receivable due within one year plus cost of homes and condominiums inventory plus cost of developed or entitled commercial, industrial and residential lots available for immediate sale.

     Current Liabilities are defined as accounts payable, deposits and accrued expenses plus notes payable due within one year plus taxes payable due within one year.

4. Minimum Profitability:
   ----------------------
     The Borrower's minimum net profit before taxes ("NPBT") shall not be less than $840,000 per calendar quarter for any two (2) consecutive calendar quarters, beginning with the fiscal quarter ending July 31, 2001.

B. Maximum Payments to AMREP Corp..
   --------------------------------
     Payments or transfers of cash, funds or other assets by the Borrower to its parent company AMREP Corp. shall be limited, in each fiscal year, to the following amounts, provided no events of default have occurred under the Master Loan Agreement dated July 31, 2000, as amended:

     1) Upstreaming proceeds from the sale of Bradbury, Colorado property. The Borrower has a pending purchase agreement for sale of a residential tract in Bradbury, Colorado to Pen Rose Island Development, a Colorado limited liability company. Upon the closing of such sale, the Borrower will receive net cash proceeds of approximately $7,000,000.00 of which up to $4,400,000.00 may be advanced by the Borrower to Amrep Corp. The amount advanced will result in Amrep Corp. showing an intercompany payable to the Borrower from Amrep Corp.

     2) Taxes The amount necessary for AMREP Corp. to pay federal, state, and local income taxes on the Borrower's income, net of any reductions due to reporting or filing by AMREP Corp. on a consolidated basis with the Borrower and other subsidiaries.

     3) General and Administrative Not more than $1,500,000 per fiscal year for actual general and administrative services provided to the Borrower by or through AMREP Corp.

     4) Sale of "Non-Core" Assets Net proceeds from the sale by the Borrower of "Non-Core" Assets, defined as land in Orlando, Florida.

     5)   Net Profits After Tax:

          a) Up to 35% of the Borrower's net income after tax, to the extent such amount exceeds the sum of all amounts paid to AMREP Corp. under subsection (3) above. This is a reduction from the 75% amount previously allowed and such reduction to 35% is defined as "Net Profits Retention". Any net income after tax attributed to subsection (4) above will be removed from net income prior to the calculation of such 35% formula. With respect to this provision, the calculation shall be made on a rolling twelve month basis, recalculated quarterly as of the end of each fiscal quarter of the Borrower. Amrep shall provide the Bank a complete accounting for distributions made, and for the allowable amount of distributions, within 60 days of each period end. In the event the maximum limit is exceeded due to a loss in the most recent quarter, Borrower shall be prohibited from making any additional distributions to Amrep Corp. under this subparagraph (4) until such time as the formula shall again allow for such distributions, but Amrep Corp. shall not be required to make a repayment of the prior distributions. If the maximum limit is exceeded for any other reason, Amrep Corp. shall immediately repay such excess amount to the Borrower, then

          b) When the Net Profits Retention from the reduction of the advance of net profits after tax from 75% to 35% aggregates $4,400,000.00 then, thereafter, the Borrower may again advance to Amrep Corp. up to 75% of the Borrower's net income after tax, to the extent such amount exceeds the sum of all amounts paid to AMREP Corp. under subsection (3) above, and the 35% limitation shall no longer apply. Any net income after tax attributed to subsection
               (4) above will be removed from net income prior to the calculation of such 75% formula. With respect to this provision, the calculation shall be made on a rolling twelve month basis, recalculated quarterly as of the end of each fiscal quarter of the Borrower. Amrep shall provide the Bank a complete accounting for distributions made, and for the allowable amount of distributions, within 60 days of each period end. In the event the maximum limit is exceeded due to a loss in the most recent quarter, Borrower shall be prohibited from making any additional distributions to Amrep Corp. under this subparagraph (5) until such time as the formula shall again allow for such distributions, but Amrep Corp. shall not be required to make a repayment of the prior distributions. If the maximum limit is exceeded for any other reason, Amrep Corp. shall immediately repay such excess amount to the Borrower.

     Payments or transfers allowed under Section B (2-5) are permissible provided such payments would not violate or result in the violation of any other financial ratios, restrictions in this Exhibit or any other Loan Document and are further contingent on there being no other Event of Default.

     All financial and accounting terms used in this Exhibit refer to the terms or categories used by the Borrower in its financial statements, as defined or calculated using generally accepted accounting principals ("GAAP").

C. Short Term Loans by Amrep Corporation.
   --------------------------------------
     In addition to the above payments, or transfers, it is contemplated that from time to time Amrep Corp. may advance money to Borrower for short term working capital purposes. Provided no Event of Default has occurred, Borrower shall be allowed with the Bank's prior written approval to repay such advances and said repayment shall not be included in the foregoing distribution calculation. Borrower shall include a detail of all such advances and repayments in its required quarterly accounting of distributions.